CSK Auto Corporation Appoints Interim Chief Financial Officer

PHOENIX – (BUSINESS WIRE) – June 25, 2007 – CSK Auto Corporation (NYSE:CAO) today announced that Steven L. Korby was appointed as interim Chief Financial Officer effective upon the departure of current Chief Financial Officer, James B. Riley, who previously announced his intent to resign from the Company to join Ormet, an aluminum production company in his home state of Ohio.

Mr. Korby has been serving as a consultant to the Company since July 2006, assisting Mr. Riley in connection with various accounting and finance matters, including preparation of its fiscal 2006 and prior period financial statements.

Since August 2004. Mr. Korby has been a partner with Tatum, LLC, an executive services and consulting firm specializing in financial and information technology leadership.  During his tenure with Tatum, prior to his service with CSK, he served as a senior consultant providing assistance in the financial statement process and Sarbanes-Oxley implementation at two publicly held international manufacturers.  From June 2000 through June 2003, Mr. Korby served as Executive Vice President and Chief Financial Officer of JNet Enterprises, Inc., a publicly held company which invested in technology businesses.  Mr. Korby has over 35 years of relevant finance and accounting experience, having served as Chief Financial Officer for public companies including Greyhound Lines, Inc., The Cerplex Group, Inc. and Neodata Corporation, and as an audit partner with Coopers & Lybrand.

The Company intends to promptly commence its search for a permanent CFO to succeed Mr. Riley.

Safe Harbor Statement

Portions of this release may constitute “forward-looking statements” as defined by federal law. Although the Company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Litigation Reform Act of 1995. Additional information about issues that could lead to material changes in the Company’s performance is contained in the Company’s filings with the Securities and Exchange Commission. The Company makes no commitment to revise or update any forward looking statement in order to reflect events or circumstances after the date any such statement is made.

CSK Auto Corporation is the parent company of CSK Auto, Inc., a specialty retailer in the automotive aftermarket. As of May 6, 2007, we operated 1,334 stores in 22 states under the brand names Checker Auto Parts, Schuck’s Auto Supply, Kragen Auto Parts and Murray’s Discount Auto Stores.

Investor Contact: Brenda Bonn — Manager, Investor Relations 602-631-7483